Exhibit 5.1A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Auditors” in the Registration Statement (Form F-10) and related Prospectus of Orla Mining Ltd. for the registration of common shares, warrants, subscription receipts, units and debt securities and to the incorporation by reference therein of our reports dated March 18, 2025, with respect to the consolidated financial statements of Orla Mining Ltd. as of and for the years ended December 31, 2024 and December 31, 2023 and with respect to the effectiveness of internal control over financial reporting as of December 31, 2024, included in its Annual Report on Form 40-F filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada

September 15, 2025